Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

LABSTYLE INNOVATIONS CORP.

The undersigned, for the purposes of amending the Certificate of Incorporation of LabStyle Innovations Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted, in accordance with Section 141 of the DCGL by unanimous written consent of the Board on May 7, 2014, a resolution proposing and declaring advisable the following amendment to be added following the last sentence of Article FOURTH, Section 2 of the Certificate of Incorporation of said Corporation:

“Upon the effectiveness of the amendment to the certificate of incorporation containing this sentence (the “Split Effective Time”), each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each five shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders' old stock certificate. No stockholders will receive cash in lieu of fractional shares.”

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendment at an annual meeting of said Corporation’s stockholders duly called and held upon notice in accordance with Section 222 of the DGCL.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Standard Time on October 6, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 30th day of September, 2014.

LABSTYLE INNOVATIONS CORP.

By:	/s/ Gadi Levin
Name: Gadi Levin
Title: Chief Financial Officer, Treasurer and Secretary